Exhibit 99.11

                             EMPIRE GLOBAL CORP.
                             (the "Corporation")

                 Policy for the Prevention of Money Laundering


1. It is essential, in order to protect its reputation and to meet its legal and regulatory obligations, that the Corporation and each of its affiliates minimizes the risks of being used by money launderers. For the purposes of this policy "money laundering" also includes terrorist financing.

2. The Corporation's policy on the prevention of money laundering applies to all countries in which the Corporation operates and to all business activities within those countries. It is a clear statement to our staff, customers, and regulators of the Corporation's position on this critical risk issue.

3. As an organization committed to the prevention of money laundering, we will:

    (a) Establish clear lines of internal accountability, responsibility and reporting. Primary responsibility for the prevention of money laundering rests with the business, which must ensure that appropriate internal controls are in place and operating effectively and that staff are adequately trained.

    (b) Document, implement, and maintain, local procedures and controls which interpret this Policy for each business in the context of local law and regulations. Compliance with such procedures and controls, and with this Policy will be monitored locally and at the present company level.

    (c) Take all reasonable steps to verify the identity of our customers, including the beneficial owners of corporate entities (including Trusts), and the principals behind customers who are acting as agents. We will obtain reasonable additional "Know Your Customer" information using a risk based approach and ensure identification details are updated when changes occur in the parties involved in a relationship.

    (d) Establish procedures to retain adequate records of identification, account opening, and transactions for a minimum of five years (local rules may stipulate longer periods). Identification and account opening records must be retained for five years after a relationship has ended. Records relating to training, compliance monitoring, and internal and external suspicious activity reports, should also be retained for a minimum of five years.

    (e) Refuse and/or report any transaction where, based on explanations offered by the customer or other information, reasonable grounds exist to suspect that the funds may not be from a legitimate source or are to be used for an illegal activity such as terrorism.

    (f) Make prompt reports of suspicious activity, or proposed activity, through the appropriate internal channels and, where required or permitted by local legislation, to the relevant authorities.

    (g) Raise awareness on money laundering prevention and train our staff about what money laundering is, the recognition of suspicious transactions, the requirements of local regulation and legislation, this Policy on the prevention of money laundering, and the procedures and controls in each jurisdiction.


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    (h) Co-operate with any lawful request for information made by government agencies during their investigations into money laundering.

    (i) Support governments, law enforcement agencies and international bodies, in their efforts to combat the use of the financial system for the laundering of the proceeds of crime or the movement of funds for criminal purposes.

    (j) Report money laundering issues to local senior management on a regular basis. The President will determine and communicate the content, format and frequency of management reporting.